UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: May 18, 2005

MIDDLESEX WATER COMPANY
(Exact name of registrant as specified in its charter)

NEW JERSEY (State or other jurisdiction of incorporation or organization)	0-422 (Commission File Number)	22-1114430 (I.R.S. Employer Identification No.)

1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830
(Address of principal executive offices, including zip code)

(732)-634-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 8.01.    Other Events

Announcement regarding Middlesex Water Company Filing Petition for an Increase in Rates To Recover Costs for Water Quality Improvements as set forth in the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

MIDDLESEX WATER COMPANY (Registrant) /s/Kenneth J. Quinn Kenneth J. Quinn Vice President, General Counsel, Secretary and Treasurer

Dated: May 18, 2005

Contact:     Bernadette M. Sohler, Director of Communications (732) 634-1500

MIDDLESEX WATER COMPANY FILES PETITION FOR RATE INCREASE TO RECOVER COSTS FOR WATER QUALITY IMPROVEMENTS

        Iselin, NJ (May 18, 2005) Middlesex Water Company (NASDAQ:MSEX) today filed a petition with the New Jersey Board of Public Utilities (BPU) for a general increase in water rates. The Company, which last filed in November 2003, is requesting an overall increase of $6.4 million over current revenues to support its ongoing capital program and to cover costs of increases in operations, maintenance, depreciation and taxes.

        Since January 2004, the Company has invested $19.2 million in its utility infrastructure, including $8.7 million for a new raw water pipeline to ensure back-up water supply for Middlesex County residents, and $3.8 million to clean and line aging water mains. By June 30, 2005, an additional $4.4 million is expected to be invested for additional maintenance projects such as relining water mains. Approximately $1.1 million will be used towards the completion of a 500 kilowatt solar energy system at the Company’s water treatment plant. The projected savings in energy costs resulting from this project are being passed on to the Company’s customers as an offset to this request for increased rates.

        Dennis G. Sullivan, President and CEO, said Middlesex Water Company is seeking to recover costs associated with rising purchased water costs and capital improvements to its water supply infrastructure. These costs include increases in purchased power, taxes, corporate governance regulation and security, and are necessary for the Company to continue providing reliable and quality water service.

        The average household in the Company’s retail service area is currently charged $28.00 per month for 900 cubic feet or 5,980 gallons of water. The proposed rate increase would mean a water charge of $31.65 per month for 900 cubic feet of water. If the Company’s entire request is approved, rates would increase by 13.06% for residential customers and commercial customers using the average consumption rate.

        The rate petition represents an initial step in the regulatory approval process. The rate proposal will next be reviewed and analyzed by the BPU and the Division of Ratepayer Advocate, an agency representing ratepayers. A public hearing on the matter will be held in the Company’s service area where customers are welcome to comment on the filing request.

        Middlesex Water Company provides retail water service to approximately 58,000 customers in Woodbridge, Edison, South Plainfield, Carteret, Metuchen and South Amboy. The Company also provides service under contract to Sayreville, the Old Bridge Municipal Utilities Authority (MUA), the Marlboro MUA, East Brunswick, Edison and Highland Park. The increase applies to all classes of customers, both contract and retail.

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MIDDLESEX WATER COMPANY FILES PETITION FOR RATE INCREASE TO RECOVER COSTS FOR WATER QUALITY IMPROVEMENTS/Page 2

About Middlesex Water Company
        Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company, Pinelands Wastewater Company and Bayview Water Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. These companies are also subject to various Federal and State regulatory agencies concerning water quality standards. White Marsh Environmental Systems, Inc. operates small wastewater systems under contract on a non-regulated basis in Delaware.

        For additional information regarding Middlesex Water Company, visit the Company’s website at www.middlesexwater.com or call (732) 634-1500.

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Certain matters discussed in this press release are "forward-looking statements" regarding the Company's results of operations and financial position. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rate, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.